Exhibit 10.2

IN THE DISTRICT COURT IN AND FOR TULSA COUNTY

STATE OF OKLAHOMA

IN RE SYNTROLEUM CORP. SHAREHOLDER LITIGATION	Case No. CJ-2013-5807 (Consolidated)

This Document Relates To: ALL ACTIONS	ORDER GRANTING PRELIMINARY APPROVAL OF STIPULATION AND AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE, AND SCHEDULING ORDER RELATED THERETO

WHEREAS, the Parties have made application, pursuant to Oklahoma Stat., tit. 12, §2023(E), for an Order approving the proposed Settlement in the above-captioned action (the “Consolidated Action”) in accordance with the Stipulation and Agreement of Compromise, Settlement and Release entered into by the Parties and Sooner Holdings, Trust (f/k/a Syntroleum Corporation and Sooner Holdings, Inc., and hereinafter “Syntroleum”) on June 23, 2016 (the “Stipulation”), and for a dismissal of the Consolidated Action on the merits with prejudice upon the terms and conditions set forth in the Stipulation (the “Settlement”);

WHEREAS, the Stipulation contemplates certification by this Court of a Class in the Consolidated Action, solely for purposes of settlement;

WHEREAS, the Court has read and considered the Stipulation and the accompanying documents; and

WHEREAS, all Parties have consented to the entry of this Order;

NOW, THEREFORE, IT IS HEREBY ORDERED this 29 day of June, 2016 that

1. Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

2. For purposes of the Settlement only, and pending the Settlement Hearing (defined below), the Consolidated Action is provisionally certified as an opt-out class action pursuant to Oklahoma Statutes, tit. 12, §§ 2023(A) and 2023(B)(3), on behalf of a class consisting of all holders of Syntroleum stock (and all representatives thereof) who held Syntroleum stock at any time between December 17, 2013 and the date of the filing of Syntroleum’s certificate of dissolution with the Secretary of State of Delaware (June 11, 2014), excluding any member that seeks timely exclusion or opt out pursuant to Paragraph 6 herein, the Defendants named in the Second Amended Consolidated Class Action Petition or any of its predecessor petitions in this Consolidated Action or any of the Actions consolidated herein, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant (the “Class”). For purposes of the Settlement only, Plaintiff Thomas Victor shall be certified as the representative of the Class, and Faruqi & Faruqi, LLP and Monteverde & Associates, PC (“Plaintiffs’ Counsel”) shall be designated Class counsel.

3. A hearing (the “Settlement Hearing”) shall be held on October 3, 2016 at 1:30 pm in the Tulsa County Courthouse, 500 South Denver Avenue, Tulsa, Oklahoma 74103, to:

(a) Determine whether the provisional class action certification herein should be made final;

(b) Determine whether the Settlement should be finally approved by the Court as fair, reasonable, adequate, and in the best interests of the Class;

(c) Determine whether an Order and Judgment should be entered pursuant to the Stipulation;

(d) Consider Plaintiffs’ Counsel’s application for an award of attorneys’ fees and expenses and Lead Plaintiff’s incentive award, and any objections to that application; and

(e) Rule on such other matters as the Court may deem appropriate.

4. The Court reserves the right to adjourn the Settlement Hearing or any related matter arising out of or connected with the Settlement, including the consideration of the application for attorneys’ fees, without further notice of any kind. The Court reserves the right to approve the Stipulation and the Settlement, at or after the Settlement Hearing, with such modifications as may be consented to and requested by the Parties and without further notice to the Class, and retains jurisdiction over this Consolidated Action and all further applications arising out of or connected with the proposed Settlement.

5. The Court approves, in form and content, the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the “Notice”) attached as Exhibit B to the Stipulation and finds that the mailing and distribution of the Notice substantially in the manner and form set forth in this Order meets the requirements of Oklahoma Statutes, tit. 12, §§ 2023, 2023.1, and due process, is the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons entitled thereto.

(a) Within fourteen (14) days from this Order, Syntroleum or its designee shall cause a copy of the Notice to be mailed by first-class mail to all holders of record of Syntroleum stock on June 11, 2014 at their last-known address appearing in the stock transfer records maintained by or on behalf of Syntroleum. Publication of the notice shall also be made on a national wire service and posted on the website for the Settlement Administrator. All record holders who were not also the beneficial owners of the shares of the Syntroleum’s common stock held by them shall be requested to forward the Notice to the beneficial owners of those shares.

Syntroleum or its designee shall use reasonable efforts to give notice to such beneficial owners by (i) making additional copies of the Notice available to any record holder who, before the Settlement Hearing, requests the same for distribution to beneficial owners, or (ii) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders.

(b) At least ten (10) business days before the Settlement Hearing provided for in Paragraph 3 of this Order, Syntroleum or its successor in interest shall file proof, by affidavit, of such mailings.

6. Any person falling within the definition of the Class may, upon request, be excluded from or “opt out” of the Class. Any such person must submit to the Settlement Administrator a request for exclusion (“Request for Exclusion”), by First-Class Mail, or hand-delivered such that it is received no later than ten (10) calendar days before the Settlement Hearing. A Request for Exclusion must be signed and state (a) the name, address, and telephone number of the person requesting exclusion; (b) the person’s holdings in Syntroleum common stock on December 17, 2013, the person’s holdings on June 11, 2014, and all transactions between December 17, 2013 and June 11, 2014; (c) that the person wishes to be excluded from the Class; and (d) the person agrees to cooperate with the Settlement Administrator or designee thereof to provide all information reasonable and necessary to effectively ensure their shares are excluded from distributions from the Net Settlement Fund.

7. Any member of the Class who objects to the class action determination, the Settlement, the Order and Final Judgment to be entered in the Consolidated Action, and/or Plaintiffs’ Counsel’s application for fees and expenses or Lead Plaintiff’s incentive award, or who otherwise wishes to be heard, may appear personally or by counsel at the Settlement

Hearing and present evidence or argument that may be proper and relevant. Provided, however, that no member of the Class shall be entitled to object to the Settlement, or to the Order and Final Judgment, or to the award of attorneys’ fees and expenses to Plaintiffs’ Counsel, or to be heard at the Settlement Hearing, and no briefs, pleadings, or other documents submitted by or on behalf of any member of the Class shall be considered by the Court, except by Order of the Court for good cause shown, unless, not later than ten (10) days before the Settlement Hearing, copies of (a) a written objection identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) proof of membership in the Class, (c) a written, detailed statement of such person’s specific objections to any matter before the Court, the grounds for such objections, and whether the person desires to appear in person and be heard at the Settlement hearing, and (d) all documents and writings such person desires the Court to consider and/or intends to rely upon at the Settlement Hearing, are filed with this Court and, on or before such filing, served by hand or by overnight mail upon all of the following counsel: Nadeem Faruqi, Faruqi & Faruqi, LLP, 685 Third Ave., 26th Floor, New York, NY 10017; Juan E. Monteverde, Monteverde & Associates PC, The Empire State Building 350 Fifth Avenue, 59th Floor, New York, NY 10118; Jack Brown, Jones Gotcher, 3800 First Place Tower, 15 East Fifth Street, Tulsa, OK 74103-4309; Mary Quinn Cooper, McAfee & Taft, P.C., 1717 S. Boulder, Suite 900, Tulsa, OK 74119; Beth I.Z. Boland, Foley & Lardner LLP, 111 Huntington Ave., Suite 2600, Boston, MA 02199-7610; David L. Bryant, GableGotwals, 100 ONEOK Plaza, 100 West Fifth Street, Tulsa, OK 74103-4217; Bruce A. Ericson, Pillsbury Winthrop Shaw Pittman LLP, Four Embarcadero Center, 22nd Floor, P.O. Box 2824, San Francisco, CA 94126-2824. Any person who fails to object in the manner provided above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this Consolidated Action or in any other action or proceeding.

8. Any objections to the Settlement or application for attorneys’ fees and expenses shall be filed and served no later than ten (10) days before the Settlement Hearing. Plaintiffs shall file and serve their opening brief in support of the Settlement and their application for attorneys’ fees and expenses no later than twenty-one (21) days before the Settlement Hearing.

9. Upon plaintiffs’ application for attorneys’ fees and expenses, the Court shall consider whether to appoint an attorney to represent the class on the issues of the amount of fees or to refer the matter to a referee, pursuant to Oklahoma Statutes, tit. 12, § 2023(G)(4)(c)-(d).

10. If the Court approves the Settlement provided for in the Stipulation following the Settlement Hearing, judgment shall be entered substantially in the form attached as Exhibit C to the Stipulation.

11. In the event that: (a) the Court declines, in any material respect, to enter Exhibit C to the Stipulation and any one of the Parties fails to consent to the entry of another form of order in lieu thereof; (b) the Court disapproves the Settlement proposed in the Stipulation, including any amendments thereto agreed upon by all of the parties thereto; (c) the Court approves the Settlement proposed in the Stipulation or any amendment thereto approved by all of the parties thereto, but such approval is reversed or substantially modified on appeal and such reversal or modification becomes final by a lapse of time or otherwise; or (d) all Defendants withdraw from the Stipulation under paragraph 10 thereof; then, in any of such events, the Stipulation, the Settlement proposed in the Stipulation (including any amendments thereof), the provisional Class certification herein, any actions taken or to be taken with respect to the Settlement proposed in the Stipulation, and the Order and Judgment to be entered shall be of no further force or effect, shall be null and void, and the proposed Settlement shall not be deemed to prejudice in any way the position of any party with respect to the litigation, and, consistent with the applicable evidentiary rules, neither the existence of the Disclosure MOU or the Stipulation nor their respective contents, nor the occurrence of the Mediation or other negotiations between or among the Parties regarding settlement of the Consolidated Action, shall be admissible in evidence or shall be referred to for any purpose in the Consolidated Action or in any other proceedings, and the Disclosure MOU shall remain in force and effect, and the Parties shall be returned to their litigation positions status quo ante the date of the execution of the Stipulation, and the Parties may request the entry of a new Scheduling Order. No party shall be entitled to recover any costs, fees, or expenses incurred in connection with the preparation or implementation of the Disclosure MOU or the Stipulation.

12. The Stipulation, and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed to be evidence of a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Consolidated Action or otherwise, or that Plaintiffs or Plaintiffs’ Counsel, the Class, or any present or former stockholders of Syntroleum, or any other person, has suffered any damage attributable in any manner to any Released Person. The Stipulation, and any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Consolidated Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement.

13. All proceedings in the Consolidated Action are hereby stayed and suspended until further order of this Court, and the Individual Defendants’ request to withdraw, without prejudice, their pending motion to dismiss is hereby granted. Pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are hereby barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, or in any way participating in the commencement or prosecution of any action or other proceeding asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity.

14. The Court may, for good cause, extend any of the deadlines set forth in this Order without further notice to Class members.

Dated: June 29, 2016.

By:	/s/ Deputy County Clerk

Deputy County Clerk

/s/ Linda G. Morrissey
Linda G. Morrissey, District Judge

/s/ Wesley Pebsworth
Wesley Pebsworth for the REG Defendants

/s/ Beth Boland
Beth Boland for Individual Defendants & Syntroleum

/s/ Alison A. Verret #20741
Alison A. Verret for Individual Defendants & Syntroleum

/s/ Juan Monteverde
Juan Monteverde, for Plaintiff

/s/ Jack S. Brown
Jack S. Brown, Plaintiff’s Liaison

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